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                         [LETTERHEAD OF ALSTON & BIRD]






                               December 19, 1997


Premiere Technologies, Inc.
The Lenox Building, Suite 400
3399 Peachtree Road, N.E.
Atlanta, Georgia  30326

                       Re:  Premiere Technologies, Inc.
                            Registration Statement on Form S-3
                            ----------------------------------

Ladies and Gentlemen:

          As counsel for Premiere Technologies, Inc., a Georgia corporation (the "Company"), we are rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") with respect to $172,500,000 principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") and the Company's Common Stock, $.01 par value per share, into which the Notes may be converted (the "Conversion Shares") pursuant to the terms of the Notes and the Indenture (the "Indenture") in the form filed as exhibits to the Registration Statement (or incorporated by reference therein), entered into by the Company and IBJ Schroder Bank & Trust Company, as Trustee thereunder (the "Trustee"). The Notes and the Conversion Shares are to be offered for resale by certain securityholders of the Company.

          As counsel to the Company, we have examined and relied upon the Registration Statement and such corporate records and other documents as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as original documents, the legal capacity of natural persons executing such documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

          Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the following opinion:

          1. The Notes were duly authorized by appropriate corporate action of the Company and are valid and binding obligations of the Company entitled to the benefits of the Indenture.

          2. The issuance of the Conversion Shares has been duly authorized by appropriate corporate action of the Company, and when duly issued and delivered upon conversion in accordance with the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable by the Company under the Georgia Business Corporation Code as in effect on the date hereof.
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Premiere Technologies, Inc.
December 19, 1997
Page 2


          Our opinion that the Notes are valid and binding and entitled to the benefits of the Indenture is qualified as to:

          (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

          (b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

          (c) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such validity and binding effect are considered in a proceeding in equity or at law.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                              Very truly yours,

                              /s/ ALSTON & BIRD LLP